ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 8th day of January 2008, by and between TIMOTHY FLAVIN, an individual (“Seller”) and DIALPOINT COMMUNICATIONS CORPORATION, a Nevada corporation, with a corporate address at 767 Village Manor Place, Suwanee, Georgia 30024 (“Buyer”).

RECITALS

A.  Seller is the owner of certain assets in the form of computer software and computer hardware, existing customers’ base and domain names, a complete description list of which is attached hereto and incorporated herein by reference as Exhibit A (the “Assets”).

B.  Buyer desires to purchase and acquire from Seller such Assets, and Seller desires to transfer and convey the same to Buyer, in accordance with the terms and conditions of this Agreement.

C.  Contemporaneously with the closing (as hereinafter defined), Buyer and Seller will enter into an agreement not-to-compete (the form of which is attached hereto as Exhibit B).

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

ARTICLE I

Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1  Closing.  “Closing” shall mean the closing of the transaction contemplated by this Agreement, which shall occur at 5:00 p.m., Pacific Standard Time, on the Closing Date in the offices of Seller, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

1.2  Closing Date.  “Closing Date” shall mean January 8, 2008, unless otherwise mutually agreed in writing by the parties hereto.

1.3  Assets.  “Assets” shall include but would not be limited to the following: NETWORK SERVERS FOR CUSTOMER USE, NETWORK SERVERS AND EQUIPMENT FOR COMPANY USE, MODIFIED LINUX OPERATING SYSTEM,, and DATA BACKUP DEVICES, all of which are fully described in Exhibit “A”.  This term shall also include any and all rights and interests in patents, copyrights, trademarks and trade names as applicable. See Exhibit A (the “Assets”) attached hereto.

ARTICLE II

Purchase and Sale

2.1  Sale and Purchase of Assets.  Subject to and upon the terms and conditions contained herein, Seller shall sell, transfer, assign, convey, and deliver to Buyer, free and clear of all liens, claims and encumbrances, and Buyer shall purchase, accept and acquire from Seller the Assets.

2.2  Purchase Price.  The total purchase price for the Assets shall be FIFTY THOUSAND DOLLARS ($50,000.00), payable by Buyer to Seller in the form of 333,334 restricted common shares of Buyer ($0.15 per share of Common Stock).

2.3  Instruments of Transfer; Further Assurances.

(a)  At the Closing, Seller shall deliver to Buyer:

(i)

An assignment of each Asset, in form and substance satisfactory to Buyer;

(ii)

An agreement not-to-compete, substantially in the form of Exhibit B attached hereto; and

(iii)

Such other instrument or instruments of transfer as shall be necessary or appropriate, as Buyer shall reasonably request, to vest in Buyer good and marketable title to the Assets.

(b)  At the Closing, Buyer shall deliver to Seller:

(i)

333,334 shares of the Common Stock of the Buyer; and

(ii)

Such other instrument or instruments as shall be necessary or appropriate, as Seller shall reasonably request.

ARTICLE III

Representations and Warranties of Buyer

Buyer represents and warrants that the following are true and correct as of this date and will be true and correct through the Closing Date as if made on that date:

3.1  Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all the requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2  Authorization and Validity.  The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by Buyer.  This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by Buyer and constitute or will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

3.3  No Violation.  Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Buyer or any agreement, indenture or other instrument under which Buyer is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Buyer or the properties or assets of Buyer.

3.4  Consents.  No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Buyer.

ARTICLE IV

Representations and Warranties of Seller

Seller represents and warrants that the following are true and correct as of this date and will be true and correct through the Closing Date as if made on that date:

4.1  Organization and Good Standing.  Seller is an individual with all the requisite power and authority to carry on the business in which he or she is engaged, to own the properties he or she owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.2  Authorization and Validity.  The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by Seller.  This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by Seller and constitute or will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.3  Title.  Seller has good and marketable title to the Assets which are the subject of this Agreement.  Upon consummation of the transactions contemplated hereby, Buyer shall receive good, valid and marketable title to all the Assets free and clear of all liens, claims, and encumbrances.

4.4  Commitments.  Seller has not entered into, nor are the Assets of Seller bound by, whether or not in writing, any (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor, or sublessee; (x) agreement relating to any material matter or transition in which an interest is held by a person or entity which is an affiliate of Seller; (xi) powers of attorney; or (xii) contracts containing noncompetition covenants.

4.5  Adverse Agreements.  Seller is not a party to any agreement or instrument or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as Seller can now foresee, may in the future materially and adversely affect the Assets as described fully in Exhibit “A”.

4.6  No Violation.  Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, any agreement, indenture or other instrument under which Seller may be bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller or the properties or assets of Seller.

4.7  Consents.  No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.

4.8  Compliance with Laws.  There are no existing violations by Seller of any applicable federal, state or local law or regulation, except to the extent that any such violations would not have a material adverse effect on the property or business of Seller.

4.9  Accuracy of Information Furnished.  All information furnished to Buyer by Seller is true, correct and complete in all material respects.  Such information states all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

4.10  Proceedings.  No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

ARTICLE V

Indemnification

5.1  Seller’s Indemnity.  Subject to the terms of this Section, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its officers, directors, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses (“Damages”) asserted against or incurred by Buyer by reason of or resulting from a breach by Seller of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

5.2  Buyer’s Indemnity. Subject to the terms of this Section, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses (“Damages”) asserted against or incurred by Seller by reason of or resulting from a breach by  Buyer of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

5.3  Remedies Not Exclusive.  The remedies provided for in this Section shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

ARTICLE VI

Termination

6.1  Termination for Cause.  This Agreement may be terminated prior to Closing upon notice to the other party at any time by a party if any representation or warranty of the other party contained in this Agreement or in any certificate or other document executed and delivered by one party to the other is or becomes untrue or breached in any material respect or if one party fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, breach or noncompliance is not cured, waived, or eliminated before Closing.

6.2 Termination Without Cause.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Purchaser and Seller.

ARTICLE VII

Miscellaneous Provisions

7.1  Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Buyer and Seller.

7.2  Waiver of Compliance; Consents.

7.2.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.2.2  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

7.3 Notices.  All Notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by (i) hand; (ii) reliable overnight delivery service; or (iii) facsimile transmission.

If to Buyer, to:  767 Village Manor Place, Suwanee Georgia 30024

If to Seller, to:  414 Hope Street, Rock Hill South Carolina 29730

7.4  Titles and Captions.  All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

7.5  Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

7.6  Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

7.7  Attorneys’ Fees.  In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

7.8  Computation of Time.  In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included,

unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

7.9  Pronouns and Plurals.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

7.10 Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.  THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

7.11  Arbitration.  If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

7.12  Presumption.  This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

7.13  Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

7.14  Parties in Interest.  Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

7.15  Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected hereby.

7.16  Confidentiality.  The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing.  In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed.  Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

7.17  Costs, Expenses and Legal Fees.  Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees), except as set forth in the Escrow Agreement.

7.18  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

7.19  Counterparts and Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For purposes of this Agreement, facsimile signatures shall be treated as originals until such time that applicable pages bearing non-facsimile signatures are obtained from the relevant party or parties.

7.20  Continuing Nature.  All representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years and, if applicable, all covenants, which, according to their terms are to be performed after the execution of this Agreement, shall survive the Closing for a period of two (2) years.

IN WITNESS WHEREOF, the parties hereto have set their hands this 8th day of January 2008.

DIALPOINT COMMUNICATIONS CORP.

TIMOTHY FLAVIN

A Nevada Corporation (Buyer)

AN INDIVIDUAL (Seller)

BY:

/s/ Billy Radford

By:

/s/ Timothy Flavin

       BILLY RADFORD, President

        TIMOTHY FLAVIN, an Individual

EXHIBIT A

LIST OF ASSETS

Hardware/Software List

Name	Service Tag	Location
aleph	cpded	clt
alpha	cpded	stl
beta	cpshare	stl
charlie	cpded	stl
delta	cpshare	stl
echo	cpded	stl
foxtrot	cpded	stl
golf	cpded	stl
hotel	cpded	stl
india	cpded	stl
juliet	cpshare	stl
kilo	cpded	stl
lima	cpded	stl
mike	cpded	stl
bmc01	cpded	clt
gbyte	cpded	clt
gno	cpded	clt
gno64	cpded	clt
jj	cpded	clt
premier	cpded	clt
rumbo	cpded	clt
sumbo	cpded	clt
dumbo	cpded	clt
fumbo	cpded	clt
jumbo	cpshare	clt
lumbo	cpshare	clt
mumbo	cpshare	clt
numbo	cpshare	clt
ns101	nameserver	clt
ourtoy	cpded	clt
pumbo	cpded	clt
tru-coop	cpded	clt
vumbo	cpded	clt
gumbo	NAS	clt
xenbo	vps	clt
dualcore	cpshare	clt
cat2924-01	switch	clt
humbo	vps	clt
dell5324	switch
geno	cpded
yourgpt	cpded	ctl

Network Servers

Currently there are approximately 41 network devices in use on the Hostigation.com network. Cpded refers to control panel software installed and licensed on each machine.  All machines are built upon AMD Dual core processor technology and are use for High Resource Hosting Applications.

Modified Linux Operating System

Extensive work was done to Linux to have to boot on the Hostigation.com systems.  This includes configuration and rewriting portions of the operating system, to boot on the hardware that was built for the network servers.

A program was written for Linux, which allows the system to boot up without user intervention.

Data Backup Devices

This system is used to backup data in each data center to a central Network Storage Device in order to protect and preserve data integrity. Over two terabits of space is provided per datacenter storing data from all servers at that location

EXHIBIT B

NONCOMPETITION AGREEMENT

NONCOMPETITION AGREEMENT

This Non Competition Agreement (the “Agreement”) is made as of the 8th day of January, 2008, by and between Dialpoint Communications Corporation, a Nevada corporation (“Buyer”), and Timothy Flavin an individual (“Seller”).

RECITALS

A.  Buyer and Seller have entered into an Asset Purchase Agreement dated January 8, 2008 (the “Purchase Agreement”) under the terms of which Buyer has agreed to purchase certain Assets of Seller, all as more fully set forth and described in the Purchase Agreement.

B.  Seller’s delivery to Buyer of this Agreement is a condition to Buyer consummating the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.  Noncompetition.

1.1  Seller covenants and agrees that for a period of three (3) years from the date hereof, Seller will not engage in or carry on, directly or indirectly, any business in competition with the business of Buyer relating to the Assets that are the subject of the Purchase Agreement but only for as long as such like business is carried on by (i) Buyer or any subsidiary or affiliate of Buyer or (ii) any person or entity deriving title from Buyer of the Assets, in any county in which Buyer or any of its subsidiaries or affiliates conduct business, or in any other county or state of the United States, or in any country or political subdivision of the world.

1.2  The term of the covenants contained in Section 1.1 hereof shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Seller of Section 1.1 hereof and ending upon final adjudication (including appeals) of such action.

1.3  If, in any judicial proceeding, the court shall refuse to enforce all of the covenants contained in Section 1.1 hereof because the time limit is excessive, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants.  If, in any judicial proceeding, the court shall refuse to enforce all of the covenants contained in Section 1.1 hereof because it is more extensive than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

1.4  Seller covenants and represents that Seller has no interest in, or claim to, any of the procedures, written technical data, computer software and related documentation, patents, copyrights, formulas, methods, practices, statistics, trade secrets, trademarks, trade names, or service marks relating to the Assets that are the subject of the Purchase Agreement, and all knowledge or information of a confidential nature acquired at or before the date hereof with respect to said Assets will be held in confidence by Seller and will not be disclosed or made public or, except for the benefit of Buyer, made use of, by or through Seller, directly or indirectly.

2  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.  THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

3  Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

4  Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

5  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have set their hands this 8th day of January, 2008.

DIALPOINT COMMUNICATIONS CORP.

TIMOTHY FLAVIN

A Nevada Corporation (Buyer)

AN INDIVIDUAL (Seller)

BY:

/s/ Billy Radford

By:

/s/ Timothy Flavin

BILLY RADFORD, President

TIMOTHY FLAVIN, an Individual